UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CSX Corporation

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May 7, 2018

To CSX Shareholders:

Supplemental Disclosure in Response to Institutional Shareholder Services’ (“ISS”) Proxy Report

At the CSX Corporation (“CSX”) 2018 Annual Meeting of Shareholders to be held on May 18, 2018, you are being asked to vote on an advisory (non-binding) resolution to approve the 2017 compensation of our Named Executive Officers (Proposal 3). Proxy advisor Glass Lewis & Co. has recommended a vote “FOR” Proposal 3, but ISS has recommended to the contrary. The CSX Board of Directors (the “Board”) hopes you will consider the following facts before you vote your shares. The Board recommends that you vote “FOR” Proposal 3.

CSX PERFORMANCE

The Board, the executive team and the entire workforce of CSX faced important challenges in 2017, as we undertook an extraordinary redesign of our network through the implementation of scheduled railroading, the first U.S. Class I railroad to make this significant change. Through those efforts, we delivered positive, sustained change and record results for CSX, including:

●	One-Year Stock Price Increase of 53%

●	Adjusted Operating Ratio[1] of 66.3%, a 310 basis point improvement over 2016

●	Adjusted Operating Income[1] of $3.85 billion, a $460 million improvement over 2016

●	Adjusted Earnings Per Share[1] of $2.30, a growth of 27% over 2016

●	Return of Approximately $2.7 billion to Shareholders through Dividends and Share Repurchases

TRANSFORMATIONAL CHANGE

In early 2017, E. Hunter Harrison became CEO and immediately began implementing his proven scheduled railroading business model. In connection with his recruitment, CSX reimbursed compensation and benefits that he forfeited when he exited Canadian Pacific Railway (“CP”) in order to limit the scope of his non-compete with CP.

1 Adjusted operating ratio, adjusted operating income and adjusted earnings per share are non-GAAP financial measures that the Company believes provide meaningful information regarding operating results because they exclude certain significant items that are not considered indicative of future trends. Adjusted operating ratio for 2017 was calculated by taking GAAP operating ratio (67.9%) and subtracting certain restructuring charges (2.8%) and adding back certain tax reform benefits (1.2%). Adjusted operating income for 2017 was calculated by taking GAAP operating income ($3,667 million) and adding back certain restructuring changes ($325 million) and subtracting certain tax reform benefits ($142 million). Adjusted earnings per share for 2017 was calculated by taking GAAP earnings per share ($5.99) and adding back certain restructuring charges ($0.22) and subtracting certain tax reform benefits ($3.91). For further details see pages 23 and 38 of the 2017 Annual Report on Form 10-K.

ISS suggests that CSX should have imposed a clawback on the reimbursement payments.

o	ISS recommended “FOR” our 2017 proposal to reimburse the forfeited benefits;

o	Shareholders supported reimbursement of the forfeited benefits by more than 93%;

o	The market supported the hiring of Mr. Harrison, driving our share price up 35% between the announcement of his availability to join CSX and immediately prior to him joining CSX;

o

The CSX share price increase from the period immediately prior to the announcement of his availability to join CSX through May 1, 2018 amounts to a $20 billion increase in the market capitalization of CSX;

o

The reimbursement payment was made in the interest of CSX and its shareholders only after protracted negotiations with Mr. Harrison, the 2017 advisory shareholder vote and extensive Board deliberation; and

o

Mr. Harrison informed CSX that he would resign after the 2017 annual shareholders meeting if CSX did not reimburse him, which could have reversed the $8 billion growth in our market capitalization that occurred immediately after the announcement of his availability to join CSX.

ISS suggests Mr. Harrison’s sign-on stock options should have been 100% subject to performance vesting.

o	Mr. Harrison’s stock options were entirely forfeited upon his untimely death;

o

The stock options were subject to extensive negotiation and were designed to be 50% performance vesting and 50% time vesting over four years, which CSX believes is not atypical for equity incentives; and

o	The exercise price of the stock options was set at $49.79 per share — a 35% increase over the CSX share price prior to the announcement of Mr. Harrison’s availability for the CEO role.

Although the stock options were forfeited upon his death, they were very much a pay-for-performance award.

2017 ANNUAL PERFORMANCE INCENTIVES

ISS questions the operating income target for our 2017 Management Incentive Compensation Plan (MICP), noting that the target was set at a level lower than the operating income we achieved in 2016.

o	In February 2017, prior to Mr. Harrison joining CSX, 60% of the MICP was based on operating income and 40% was based on specified strategic goals;

o	The operating income target was set at a challenging level based on our outlook in January 2017, when the MICP award opportunities were granted;

o

After reviewing operating improvements planned by Mr. Harrison, our Compensation Committee replaced the strategic goals with an aggressive 2017 operating ratio goal targeting 66.2%, requiring a 320 basis point improvement over 2016;

o	For 2017, CSX achieved a 310 basis point improvement in adjusted operating ratio and a $460 million improvement in our adjusted operating income compared to 2016; and

o	The above-target MICP payout for 2017 was not for lower year-over-year performance but rather for extraordinary accomplishments, which were also reflected in our share price.

We have established annual incentives for 2018 and long-term incentives for 2018 – 2020 that include challenging targets to support our pursuit of exceptional returns for our shareholders. The Board takes executive compensation matters very seriously and encourages feedback or input on these matters from all shareholders at any time.

We encourage you to review the information provided in our proxy statement filed with the Securities and Exchange Commission on April 5, 2018, and to consider all information carefully.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.